UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/11/2008

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On November 11, 2008, the Registrant, as Lessee, and Cartwright Real Estate Holdings, LLC ("Cartwright LLC") and Klein Investments Family Limited Partnership, jointly as Lessor, entered into a triple net long-term lease agreement ("Lease Agreement"), with an effective date of November 1, 2008, for certain real property located at 17872 Cartwright, Irvine, California, consisting of approximately 88,159 square feet of industrial space on approximately 5.1 acres of land (the "Premises"). The Lease Agreement expires on October 31, 2015.

The Registrant's Chief Executive Officer owns a 50.0% interest in Cartwright LLC and The Rasmussen Family Irrevocable Trust, established by the Registrant's Chairman of the Board, owns a 36.67 % interest in Cartwright LLC.

Monthly Base Rent under the Lease Agreement is $81,104 for the first lease year and increases by 3% each year during the lease term.

The Registrant is entitled to receive a tenant improvement allowance of up to $250,000 to assist the Registrant in preparing the Premises for its solar module manufacturing business. The Registrant will also receive free rent in the 13th and 25th month of the lease term.

The foregoing description of the terms and conditions of the Lease Agreement is qualified by reference to the complete terms of that agreement, a copy of which is filed herewith as Exhibit 10.1.

The Company was represented by CresaPartners, LLC. The terms and provisions of the Lease Agreement and the negotiations related thereto were reviewed and unanimously approved by the Registrant's Audit Committee and disinterested directors.

Item 1.02.    Termination of a Material Definitive Agreement

In connection with the execution of the Lease Agreement described in Item 1.01 above, the Lease Termination Agreement dated October 17, 2007, as amended, and the Lease Agreement dated March 5, 2004, both of which were between the Registrant and Cartwright, LLC, and each of the parties' relative rights, duties and obligations thereunder, were terminated, including the Registrant's obligation to pay the $192,626.85 lease termination fee due under the Lease Termination Agreement.

Item 9.01.    Financial Statements and Exhibits

10.1 Lease Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: November 17, 2008	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Lease Agreement